 EXHIBIT 99.1

Hallador Energy Company Reports Third Quarter 2021 Financial and Operating Results

TERRE HAUTE, Ind., November 8, 2021 -- Hallador Energy Company (NASDAQ – HNRG) today reported net income of $8.0 million, $.26 per share, adjusted EBITDA of $20.5 million.

Brent Bilsland, President and Chief Executive Officer, stated, "An extremely strong coal market is creating opportunities for Hallador to ramp up to full production and increase our average selling price for the next few years.  We will experience approximately $3 per ton price increase next quarter alone.  Additionally, record shipments during the quarter led us to pay down a healthy $15.2 million of bank debt."

Below are highlights for the quarter and first nine months of 2021:

●	On shipments of 2.04 million tons, Hallador generated $14.6 million in Adjusted Free Cash Flow and paid down $15.2 million of bank debt during Q3.

○	As of September 30, 2021, bank debt was reduced to $114.9 million.

■	Liquidity increased to $41.7 million.

●	Our $10 million PPP Loan was forgiven in its entirety during July.

○	The forgiveness of the PPP loan was recognized in the quarter.

●	Average price decreased 5% and production costs increased 13% year over year.

○	Prices are expected to increase by ~$3 per ton in Q4 and production cost pressures are expected to dissipate throughout 2022.

●	Solid Sales Position Through 2023

○	We expect to add tons later in the year for 2023 and beyond as the market is currently very short of coal supply.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2021 (Q4)	1.6	$41.40
2022	6.8	$39.50
2023	3.8	$41.30
	12.2

*Shipments are subject to adjustment within certain coal contracts due to the exercise of customer options to either take additional tons or fewer tons if such options exist in the customer contract.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Income (loss)	$7,986	$1,923	$3,990	$(1,483)
Total Revenues	$79,822	$65,247	$182,155	$178,580
Tons Sold	2,042	1,585	4,619	4,355
Average Price per Ton	$38.71	$40.85	$38.86	$40.68
Bank Debt	$114,925	$146,925	$114,925	$146,925
Operating Cash Flow	$24,143	$16,935	$37,031	$34,109
Adjusted EBITDA*	$20,516	$17,077	$43,234	$44,151
Adjusted Free Cash Flow **	$14,642	$11,557	$26,440	$24,651

*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.
**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP "net income" to non-GAAP "adjusted EBITDA" (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$7,986	$1,923	$3,990	$(1,483)
Income tax benefit	(1,359)	(461)	(2,691)	(3,255)
Loss from Hourglass Sands	5	64	109	205
Loss (income) from equity method investments	(90)	119	(153)	(1,167)
Depreciation, depletion and amortization	9,842	9,313	29,864	30,151
Asset impairment	—	1,799	—	1,799
Asset retirement obligations accretion	380	348	1,116	1,024
Loss on disposal of assets	—	38	—	38
Gain on marketable securities	—	—	—	(14)
Interest expense	2,108	2,329	6,188	10,877
Other amortization	1,378	1,452	4,357	4,274
Change in fair value of fuel hedges	(1)	(138)	(380)	775
Stock-based compensation	267	291	834	927
Adjusted EBITDA	$20,516	$17,077	$43,234	$44,151

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$7,986	$1,923	$3,990	$(1,483)
Loss (income) from equity method investments	(90)	119	(153)	(1,167)
Deferred income tax benefit	(1,359)	(387)	(2,691)	(2,657)
Depreciation, depletion and amortization	9,842	9,315	29,864	30,159
Asset impairment	—	1,799	—	1,799
Asset retirement obligations accretion	380	348	1,116	1,024
Deferred financing costs amortization	657	610	1,908	1,686
Change in fair value of interest rate swaps	(716)	(995)	(2,330)	981
Change in fair value of fuel hedges	(1)	(138)	(380)	775
Loss on disposal of assets	—	38	—	38
Maintenance capex	(2,324)	(1,365)	(5,716)	(7,413)
Stock-based compensation less taxes paid	267	290	832	909
Adjusted Free Cash Flow	$14,642	$11,557	$26,440	$24,651

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, November 9, 2021 at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:  Toll-free (888) 347-5317; Canadian Callers Toll-free (855) 669-9657; Conference ID #: Hallador Energy Company HNRG Call.

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10159876.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504